UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2016

ATHENE HOLDING LTD.
(Exact name of registrant as specified in its charter)

	Bermuda	001-37963	98-0630022
	(State or other jurisdiction of	(Commission	(I.R.S. Employer
	incorporation or organization)	file number)	Identification Number)

96 Pitts Bay Road
Pembroke, HM08, Bermuda
(Address of principal executive offices and zip code)

(441) 279-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors or Certain Officers

As previously disclosed in the final prospectus to the registration statement of Athene Holding Ltd. (the “Company”) on Form S-1 (file number 333-211243) filed with the Securities and Exchange Commission, Guy H. Smith III, a named executive officer and former interim Chief Financial Officer of the Company, resigned from the Company and its subsidiaries, including in his capacity as the President of Athene USA Corporation, effective January 1, 2017 (the “Separation Date”).

In connection with his resignation, Mr. Smith and the Company entered into a letter agreement dated December 19, 2016 (the “Agreement”). The Agreement includes customary release and waiver provisions. Under the Agreement and subject to the terms and conditions set forth therein, the Company and Mr. Smith have agreed that Mr. Smith will receive his regular salary through the six-month period immediately following the Separation Date, a lump-sum cash payment of $322,121, which consists of his annual discretionary year-end bonus for 2016, and payment of earned and unused vacation time. Additionally, the Company agreed not to exercise the repurchase provisions applicable to certain of Mr. Smith’s vested equity shares in the Company for cash. In accordance with the terms of Mr. Smith’s previously granted equity compensation award agreements and the Company’s share incentive plans, all unvested equity awards shall be forfeited on the Separation Date except to the extent that such unvested shares are eligible to vest based on certain events that occur following separation in accordance with the terms of such awards.

Compensatory Arrangements of Certain Officers

Athene USA Corporation (“Athene USA”) has adopted and maintained the Athene Supplemental Executive Retirement Plan (“SERP”) for certain officers of Athene USA and its subsidiaries. On December 21, 2016, the Board of Directors of Athene USA approved the freezing of the SERP until further notice, effective December 31, 2016. As of January 1, 2017, no further deferrals under the SERP will be permitted, and all deferral elections previously made on 2017 annual salary payments will be revoked. Deferral elections relating to 2016 annual bonus payments, targeted for early 2017, will continue to be honored.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATHENE HOLDING LTD.

/s/ Martin P. Klein
Martin P. Klein
Executive Vice President and Chief Financial Officer
Date: December 21, 2016